Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. [*] INDICATES THAT INFORMATION HAS BEEN REDACTED.

ASSET PURCHASE AGREEMENT

by and between

MONITRONICS INTERNATIONAL, INC.

and

PROTECT AMERICA, INC.

Dated as of June 17, 2020

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of June 17, 2020 by and between Monitronics International, Inc., a Delaware corporation (“Buyer”) and Protect America, Inc., a Texas corporation (together with its assignees, the “Seller”). Buyer and Seller are collectively referred to herein as the “Parties” and each, a “Party”.

RECITALS

WHEREAS, upon the terms and conditions set forth in this Agreement, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, certain assets of Seller as more fully described herein, and to assume certain Liabilities of Seller as more fully described herein, in each case relating to Seller’s right, title and interest in and to the Assets (as defined below);

WHEREAS, the Assumed Contracts relate to the provision of certain alarm detection and related services (the “Services”) to the Subscriber (as defined below); and

WHEREAS, capitalized terms shall have those meanings set forth on Exhibit A hereto.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound, the Parties hereto agree as follows:

ARTICLE 1
PURCHASE AND SALE OF ASSETS

1.1  Purchase and Sale of Assets. Subject to the terms and conditions set forth in this Agreement, as of the Closing Date, Seller agrees to sell, assign, transfer and deliver to Buyer, free and clear of all Encumbrances, and Buyer agrees to purchase from Seller (collectively, the “Assets”):

(a)  the Contracts listed on Schedule 1.1(a) hereto (the “Assumed Contracts”). For purposes of clarity, any new Contract for the Services which is entered into with a new Subscriber by Seller during the Transition Services Period shall be automatically deemed to be an Assumed Contract;

(b)  the Books and Records;

(c)  all rights of Seller, if any, under or pursuant to all express or implied warranties, representations and guarantees made by suppliers, manufacturers, dealers and contractors and applicable to the Assumed Contracts and exclusive of claims made prior to the Closing Date;

(d)  the rights of Seller to the Telecommunication Paths solely related to the Assumed Contracts;

(e)  the Accounts Receivable;

(f)  customer-facing digital training materials used to enable remote customer support including, but not limited to, those certain training videos set forth on Schedule 1.1(f);

(g)  Seller’s Intellectual Property Assets and all documentation or other tangible embodiments in Seller’s possession or control that comprise, embody, disclose or describe such Intellectual Property, including, engineering drawings, technical documentation, databases, spreadsheets, business records, inventors’ notebooks, invention disclosures, digital files, software code embodied in media or firmware, prosecution files and files in the possession of the Seller’s outside legal counsel, and all of the Seller’s goodwill associated with the Intellectual Property Assets, including for the avoidance of doubt, all of Seller’s rights, titles, and interest throughout the world in and to any and all unregistered Copyrights, Trademarks, Trade Secrets, other Intellectual Property, and Digital Assets included in the Intellectual Property Assets, in each case except to the extent constituting Excluded Assets;

(h)  Equipment Inventory; and

(i)  all causes of action, claims, demands, rights and privileges against third parties, whether liquidated or unliquidated, fixed or contingent, choate or inchoate, that relate to the Assumed Contracts and, in each case, to the extent related to the Assumed Liabilities.

1.2  Excluded Assets. Notwithstanding Section 1.1, the assets sold under this Agreement do not include any of the following (collectively, the “Excluded Assets”):

(a)  any and all assets, tangible or intangible, real or personal that are not specifically identified in Section 1.1;

(b)  cash, cash equivalents and notes of Seller;

(c)  the corporate records of Seller, other than the Books and Records;

(d)  all causes of action, claims, demands, rights and privileges against third parties, whether liquidated or unliquidated, fixed or contingent, choate or inchoate, that relate to any of the Excluded Assets or Excluded Liabilities, [*];

(e)  any and all claims by Seller with respect to transactions occurring before the Closing Date, but excluding any claims described in Section 1.1(e);

(f)  any Equipment installed under or pursuant to any Assumed Contract, and the Parties acknowledge and agree that any of Seller’s rights, title and interest thereto shall be relinquished, transferred and assigned to the applicable Subscriber as of the Closing Date;

(g)  any of Seller’s rights with respect to this Agreement and any other Transaction Documents;

(h)  any and all claims for any refund of Taxes (i) paid by Seller or (ii) attributable to the Assets for a Pre-Closing Tax Period; and

(i)  all Contracts other than those constituting Assets.

1.3  Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer shall assume and agree to pay, perform and discharge as of the Closing Date, only the following Liabilities and obligations of Seller, and no other Liabilities or obligations (collectively, the “Assumed Liabilities”):

(a)  All of Seller’s Liabilities and obligations under the Assumed Contracts and/or related to Assets but only to the extent such Liabilities and obligations (i) arise from or are related to events first occurring on or after the Closing Date and (ii) do not arise from or relate to [*] any failure to perform, improper performance, warranty or other breach, default or violation directly or indirectly by or on behalf of Seller prior to the Closing Date;

(b)  All Liabilities, obligations, costs and expenses relating to the Assets or provision of the Services under the Assumed Contracts on and after the Closing Date; and

(c)  All Liabilities for (i) Taxes related to the Assets or the Services provided pursuant to the Assumed Contracts or Assumed Liabilities for any taxable period (or any portion thereof) beginning after the Closing Date, and (ii) Taxes for which Buyer is liable pursuant to Section 5.1.

1.4  Excluded Liabilities. Buyer is assuming only the Assumed Liabilities and is not assuming any other Liability of Seller (or any predecessor in interest of Seller) of whatever nature, whether presently in existence or arising hereafter, known or unknown, contingent or otherwise including (i) all Liabilities related to the Assets and the Services related to the Assumed Contracts to the extent such Liabilities (A) relate to or arise out of performance obligations under any Assumed Contract with respect to the period prior to the Closing Date or (B) relate to [*] any failure to perform, improper performance, warranty or other breach, default or violation directly or indirectly by Seller prior to the Closing Date, (ii) Liabilities arising out of or relating to any Action to the extent such Action (A) arose prior to or is related to events first occurring prior to the Closing Date, [*] or (B) relates to any failure to perform, improper performance, warranty or other breach, default or violation directly or indirectly by Seller prior to the Closing Date, (iii) any Liabilities arising in connection with or related to the employees of Seller, including Liabilities resulting from the termination of the employment of any such employee, or any Liabilities arising in connection with or relating to any Laws applicable to any employment matters, including ERISA, (iv) any Liability of Seller or any of its subsidiaries for Taxes (including any income Taxes arising because Seller is transferring the Assets), except as provided in Section 5.1, and (v) any Taxes with respect to or attributable to the Assets for any Pre-Closing Tax Period (all such Liabilities not being assumed being herein referred to as the “Excluded Liabilities”). All such Excluded Liabilities shall be retained by and remain obligations and Liabilities of Seller (or such predecessor, as applicable).

1.5  Purchase Price.

(a)  Initial Cash Purchase Price. The aggregate purchase price for the Assets shall be (i) $15,000,000.00, plus (ii) the assumption of the Assumed Liabilities, plus (iii) the Accounts Receivable Payment, plus (iv) the Equipment Inventory Cash Price, plus (v) the Intellectual Property Cash Price, minus (vi) the Pro Rata Prepayment Amount (collectively, clauses (i) through (vi) the “Initial Cash Purchase Price”), plus (vii) the Earnout Purchase Price (collectively, the “Purchase Price”), At Closing, Buyer shall pay the Initial Cash Purchase Price by wire transfer to Seller of immediately available funds in accordance with the wire transfer instructions set forth on Schedule 1.5(a).

(b)  Earnout Purchase Price. Within ten (10) Business Days after the end of each full calendar month during the Earn-out Period (each such month is a “Calculation Month”), Buyer shall pay to the Lender Representative by wire transfer of immediately available funds to an account designated by the Lender Representative (the “Designated Account”) an amount equal to the product of (i) the number of Active Accounts multiplied by (ii) (A) for the first six (6) months immediately following the Closing Date, $5.00 (the “Initial Earnout Period”) and (B) for the forty-four (44) months immediately following the Initial Earnout Period, $25.00 (each such payment, a “Monthly Payment”, and the aggregate sum of all Monthly Payments made pursuant to this Agreement is the “Earnout Purchase Price”). Buyer shall pay and deliver to Lender Representative by wire transfer of immediately available funds to the Designated Account the Monthly Payment.

(c)  Procedures Applicable to Determination of the Monthly Payments.

(i)  On or before the date which is ten (10) Business Days after the end of each Calculation Month (each such date, an “Earn-out Calculation Delivery Date”), Buyer shall prepare and deliver to Seller, the Senior Lender Representative and the Second Lien Lender Representative a written statement (in each case, an “Earn-out Calculation Statement”) setting forth in reasonable detail (A) its determination of Monthly Payment for the applicable Calculation Month (including copies of documentation reasonably necessary to verify such determination), (B) a list of Active Accounts for such Calculation Month and (C) its calculation of the resulting Monthly Payment (in each case, an “Earn-out Calculation”).

(ii)  Seller and Lender Representative shall have ten (10) Business Days after receipt of the Earn-out Calculation Statement for each Calculation Month (in each case, the “Review Period”) to review the Earn-out Calculation Statement and the Earn-out Calculation set forth therein. During the Review Period, Seller and its accountants (or similar Representative) and the Senior Lender Representative and the Second Lien Lender Representative and their respective accountants (or similar Representative) (all such persons limited to 6 total persons at any one time) shall have the right to inspect Buyer’s reasonably available books and records related to the Active Accounts during normal business hours at Buyer’s offices, upon reasonable prior notice, and solely for purposes of and reasonably related to the determinations of the Earn-out Calculation and the resulting Monthly Payment. Prior to the expiration of the Review Period, Seller, Senior Lender Representative and/or the Second Lien Lender Representative may object to the Earn-out Calculation set forth in the Earn-out Calculation Statement for the applicable Calculation Month by delivering a written notice of objection (an “Earn-out Calculation Objection Notice”) to Buyer. Any Earn-out Calculation Objection Notice shall specify the items in the applicable Earn-out Calculation disputed by Seller, Senior Lender Representative and/or the Second Lien Lender Representative and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If Seller, Senior Lender Representative and/or Second Lien Lender Representative fails to deliver an Earn-out Calculation Objection Notice to Buyer prior to the expiration of the Review Period, then the Earn-out Calculation set forth in the Earn-out Calculation Statement shall be final and binding on the parties hereto. If Seller, Senior Lender Representative and/or the Second Lien Lender Representative timely delivers an Earn-out Calculation Objection Notice, Buyer, Seller, Senior Lender Representative and Second Lien Lender Representative shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the applicable Monthly Payment for the applicable Calculation Month. If Buyer, Seller, Senior Lender Representative and Second Lien Lender Representative are unable to reach agreement within ten (10) Business Days after such an Earn-out Calculation Objection Notice has been given, all unresolved disputed items shall be promptly referred to an impartial nationally recognized firm of independent certified public accountants mutually agreed to by the Buyer and Senior Lender Representative (as applicable, the “Independent Accountant”). The Independent Accountant shall be directed to render a written report on the unresolved disputed items with respect to the applicable Earn-out Calculation as promptly as practicable, but in no event greater than thirty (30) days after such submission to the Independent Accountant, and to resolve only those unresolved disputed items set forth in the Earn-out Calculation Objection Notice. If unresolved disputed items are submitted to the Independent Accountant, Buyer and Seller shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Buyer and Seller, and not by independent review. The resolution of the dispute and the calculation of the Monthly Payment that is the subject of the applicable Earn-out Calculation Objection Notice by the Independent Accountant shall be final and binding on the parties hereto. The fees and expenses of the Independent Accountant shall be borne by Seller and Buyer in proportion to the amounts by which their respective calculations of Monthly Payment differ from Monthly Payment as finally determined by the Independent Accountant. For the avoidance of doubt, Seller’s, Senior Lender Representative’s and/or Second Lien Lender Representative’s acceptance of the Monthly Payment does not prohibit, or otherwise act as a waiver of, the Seller’s, Senior Lender Representative’s or Second Lien Lender Representative’s rights to object to Buyer’s Earn-out Calculation pursuant to this Section 1.5. For the purposes of this Section 1.5, “Earn-out Difference” shall mean, with respect to each Calculation Month, the (i) the Monthly Payment

(as finally determined pursuant to this Section 1.5(b)(ii) for such Calculation Month minus (ii) the Monthly Payment actually paid to the Lender Representative pursuant to Section 1.5(a) with respect to such Calculation Month.

(iii)  For each Calculation Month, the Earn-out Difference, if any, shall be paid in full no later than five (5) Business Days following the date upon which the determination of Monthly Payment for the applicable Calculation Month becomes final and binding upon the parties as provided in Section 1.5(b)(ii). Buyer shall pay to Lender Representative (or its designee) the applicable Earn-out Difference in cash by wire transfer of immediately available funds to the Designated Account. To the extent any Monthly Payment or Earn-out Difference is not paid by Buyer to Lender Representative when due hereunder, such amount shall bear interest from and including the date such payment is due to the date of payment at a rate per annum equal to eight percent (8%). Such interest shall be calculated daily on the basis of a three hundred sixty-five (365)-day year and the actual number of days elapsed.

(iv)  It is expressly acknowledged and understood by the Parties hereto that the inclusion of the provisions set forth in this Section 1.5 is a principal term of this Agreement and the opportunity to receive payment of the Monthly Payments constitutes substantial consideration for Seller’s willingness to execute this Agreement and consummate the transactions contemplated by this Agreement. From the Closing through the conclusion of the Earn-out Period, Buyer shall:

(1)  account for the Active Accounts in a manner to allow for the determination of Monthly Payment for each Calculation Month to be independently audited consistent with this Agreement;

(2)  not take any action with the sole intent of minimizing the Monthly Payments; and

(3)  not (i) intentionally divert any material business opportunity relating to the Services to a different business unit, a subsidiary or Affiliate of Buyer or to a different calendar month for the sole purpose of frustrating payment of the Monthly Payments, (ii) operate the Services provided pursuant to the Assumed Contracts in a manner, the sole purpose of which is to thwart or prevent the payment of the Monthly Payments, or (iii) take any other action with the sole purpose of preventing payment of the Monthly Payments for any Calculation Month, including by way of deferral or acceleration of revenues and expenses.

(v)  In order to verify compliance by Buyer with Section 1.5(c)(iv), once per quarter, Seller and its accountants and the Senior Lender Representative and the Second Lien Lender and their respective accountants and advisors (all such persons limited to 6 total persons at any one time) shall have the right to inspect reasonably available customer documents related to the Active Accounts during normal business hours at Buyer’s offices, upon reasonable prior notice, and solely for purposes of and reasonably related to determination of comparable treatment of the Active Accounts, including, but not limited to, upgrade of the cellular radios of Active Accounts.

(vi)  During the Earn-out Period, Buyer shall deliver to the Lender Representative the quarterly reports provided to Buyer’s senior lender that are described on Schedule 1.5(c)(vi). Such quarterly reports shall be provided forty-five (45) days following each of the first three (3) calendar quarters, and one hundred and twenty (120) days following year-end. The Lender Representative acknowledges and agrees that such reports will be treated as strictly confidential, and shall not provide such reports, or any portion thereof, to any other Person (other than Second Lien Lender Representative, or the other lenders in the lending syndicate with Lender Representative and Second Lien Lender Representative, and their accountants and advisors) without the prior written consent of Buyer.

(d)  Tax Consideration. Buyer and Seller shall treat each Monthly Payment as purchase price for the Assets for Tax purposes, unless otherwise required by a determination (as defined under Section 1313(a) of the Code). Buyer and Seller agree that the Purchase Price and all other items required to be included under the Code will be allocated among Assets in accordance with the methodology set forth on Exhibit B. Buyer and Seller shall report, act, and file all Tax Returns consistently with such allocation and shall not take any position during the course of any audit or other proceeding that is inconsistent with such allocation.

(e)  Acceleration. If the Buyer consummates a Change of Control or sells more than 5% of the Active Accounts during the Earn-out Period (each, an “Acceleration Event”), then, in lieu of the Earn-Out Payments contemplated by Sections 1.5(b), Buyer shall pay to Seller an amount equal to the Accelerated Earn-out Payment at the closing of an Acceleration Event, by wire transfer of immediately available funds to Seller. Prior to the consummation of an Acceleration Event, the Buyer shall notify the Lender Representative of such event and, if elected by the Lender Representative within five (5) Business Days of such notice and notwithstanding the foregoing, the Buyer shall not make any Accelerated Earn-out Payment and rather shall continue to make the Monthly Payments if and when due in accordance with the terms of the Agreement.

1.6  Allocation of Purchase Price. Seller hereby acknowledges and agrees that any payment made by Buyer to the Lender Representative shall constitute payment to Seller, with the allocation of such amount(s) among Seller, the Lender Representative or any other related entity to be determined in the sole discretion of Seller.

1.7  Right of Offset. Seller agrees that Buyer shall be authorized to setoff any amounts that are Finally Determined to be due to Buyer under this Agreement against the Purchase Price; provided, however, (i) ordinary adjustments or corrections to the Monthly Payment based on reportable accounting shall not require a Final Determination, and (ii) [*].

ARTICLE 2
CLOSING

2.1  Time and Place of Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement at the offices of Buyer, 1990 Wittington Place, Dallas, Texas, at 10:00 a.m. Central Time, remotely via conference call and the electronic exchange of documents and signatures or at such other time or place or in such other manner as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”. All proceedings to be taken and all documents executed and delivered by the Parties at the Closing will be deemed to have been take and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered. For Tax and accounting purposes, the effective time of the Closing will be 12:01 a.m. Central Time on the Closing Date.

2.2  Seller’s Deliveries. At Closing, Seller shall deliver to Buyer:

(a)  a Bill of Sale, duly executed by Seller;

(b)  an Assignment and Assumption Agreement, duly executed by Seller;

(c)  evidence of the release of any and all Encumbrances on any Assets;

(d)  the non-solicitation agreements contemplated in Section 5.6(b);

(e)  the Books and Records;

(f)  the Transition Services Agreement, duly executed by Seller;

(g)  the documentation necessary to assign to Buyer all telephone lines associated with the Assumed Contracts;

(h)  a certificate of the Secretary (or equivalent officer) of Seller certifying as to (i) the resolutions of the board of directors and the stockholders of Seller, which authorize the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby and (ii) the names and signatures of the officers of Seller authorized to sign this Agreement and the other Transaction Documents;

(i)  a Copyright Assignment Agreement, in the form mutually agreeable to the Buyer and Seller, executed by Seller assigning all of Seller’s right, title and interest in and to the Copyrights to Buyer;

(j)  Trademark Assignment Agreement in the form mutually agreeable to the Buyer and Seller, executed by Seller assigning all of Seller’s right, title and interest in and to the Trademarks to Buyer; and

(k)  a Domain Name Assignment Agreement, in the form mutually agreeable to the Buyer and Seller, executed by Seller assigning all of Seller’s right, title and interest in and to the applicable Digital Assets to Buyer.

2.3  Buyer’s Deliveries. At Closing, Buyer shall deliver to Seller:

(a)  the Initial Cash Purchase Price by wire transfer of immediately available funds as set forth in Section 1.5(a);

(b)  a Bill of Sale duly executed by Buyer;

(c)  an Assignment and Assumption Agreement duly executed by Buyer;

(d)  the Transition Services Agreement, duly executed by Buyer; and

(e)  a certificate of the Secretary (or equivalent officer) of Buyer certifying as to (i) the resolutions of the board of directors and the stockholders of Buyer, which authorize the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby and (ii) the names and signatures of the officers of Buyer authorized to sign this Agreement and the other Transaction Documents; and

2.4  Prior to Closing, Buyer shall have entered into an agreement, or accepted assignment of an existing agreement with the cooperation of Seller, with SecureNet Technologies, ipDatatel, LLC and COPS Monitoring, pursuant to which such third parties will provide Buyer services necessary to monitor the Assumed Contracts.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth on the Disclosure Schedules, Seller represents and warrants to Buyer, as of the date specified in the applicable Section below, and if no date is so specified, as of the Closing Date:

3.1  Organization and Qualification. Seller is a corporation, duly organized, validly existing, and in good standing under the Laws of the jurisdiction of organization or formation. Seller has all requisite power and authority to own, lease, and use the Assets held by it and to enter into and perform this Agreement. Seller is duly qualified or licensed to do business and is in good standing under the Laws of each jurisdiction where it conducts business, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of Seller to consummate the transactions contemplated by this Agreement.

3.2  Authority and Validity.

(a)  The execution, delivery, and performance of this Agreement by Seller has been duly and validly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Seller, and this Agreement and each Transaction Document constitutes, or when executed and delivered, will constitute, a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its respective terms, except as may be limited by the availability of equitable remedies or by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditor’s rights generally.

(b)  Except as set forth on Schedule 3.2, the execution, delivery and performance of this Agreement by Seller (with or without the giving of notice, the lapse of time or both) does not (i) violate the Organizational Documents of Seller; (ii) violate any material Law applicable to Seller; (iii) conflict with, constitute grounds for the termination, cancellation, modification or acceleration of any right or obligation, result in a breach of or loss of any benefit under, constitute a default under, (x) any Contract to which Seller is a party or may be bound, or (y) any Assumed Contract; or (iv) create any Encumbrance upon the Assets.

(c)  The execution, delivery and performance of this Agreement by Seller (with or without the giving of notice, the lapse of time or both) does not require any action, authorization, consent or approval of, or declaration to or filing with, any person or Governmental Authority.

3.3  No Encumbrances. A schedule of Encumbrances on the Assets is set forth on Schedule 3.3. In connection with the Closing, Seller has the right to convey to Buyer all rights, title and interests in and to the Assets, free and clear of all such Encumbrances.

3.4  Compliance with Law. Except as set forth in Schedule 3.4:

(a)  In the past five (5) years, Seller has not received any written notice claiming a material violation of any Law applicable to the Services provided pursuant to the Assumed Contracts or any Asset, except those that have been fully resolved without any on-going Liability;

(b)  To the Seller’s Knowledge, in the past five (5) years, except as set forth on Schedule 3.4(b), no Subscriber has made any complaints to or filed any written complaints with the Better Business Bureau or any similar organization, foreign or domestic, or any Governmental Authority, with respect to any Services provided pursuant to an Assumed Contract, except those that have been fully resolved or that are currently in the process of being resolved;

(c)  Seller is in material compliance with all Laws related to the Services provided pursuant to an Assumed Contract (or the entry into any Assumed Contract), including: the provisions of federal or state laws relating to “truth in lending”, “home solicitation contracts”, “direct sales contracts”, “home solicitation”, “consumer protection”, “personal information” or “privacy” of any kind or nature whatsoever; the Federal Communications Commission Telephone Consumer Protection Act; the Federal Trade Commission’s Telemarketing Sales Rule; any other state or federal telemarketing and consumer marketing statutes, rules, regulations and policies; and, any other consumer marketing methods which are subject to restrictions under state or federal Law. There are no pending or, to Seller’s Knowledge, threatened claims of a violation thereof and Seller has not received any written notice of such violation; and

(d)  Seller’s maintenance and operation of the Services provided pursuant to an Assumed Contract are in compliance, in all material respects, with applicable Law.

3.5  Litigation or Judgments. Other than as set forth on Schedule 3.5, there is no Action pending or, to Seller’s Knowledge, threatened (i) to which Seller is or is reasonably expected to be a party or (ii) against Seller or related to any Asset in any court or before any arbitrator of any kind or for or by any governmental or nongovernmental body, in connection with the execution, delivery or performance by Seller of any Assumed Contract, any matter related thereto, or this Agreement, or seeking to prohibit, restrain or enjoin the execution, delivery or performance by Seller of any of the foregoing.

3.6  Taxes.

(a)  Except as set forth on Schedule 3.6(a), Seller has filed all Tax Returns that it was required to file. All such Tax Returns are accurate and complete in all respects and have been prepared in compliance in all material respects with all applicable Laws and regulations. All Taxes due and payable by Seller with respect to each Assumed Contract (whether or not shown or required to be shown on any Tax Return) have, if due, been fully paid. In the last three (3) years, no written claim has been made by a Governmental Authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction with respect, or attributable to, the Assets. There are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)  There is no audit or other matter in controversy in process or pending with respect to any Taxes of Seller, and there is no Tax deficiency or claim assessed or, to Seller’s Knowledge, proposed or threatened that relates to Seller with respect, or attributable to, the Assets. Except as set forth on Schedule 3.6(b), all deficiencies for Taxes asserted or assessed in writing against Seller has been fully satisfied and paid.

3.7  Conduct of Business in Ordinary Course. Since May 31, 2019, except as would not reasonably be expected to cause a Material Adverse Effect, (i) the Seller has operated their businesses related to the Services in the ordinary course and (ii) except as otherwise set forth on Schedule 3.7, has not:

(a)  Sold, transferred, assigned, licensed, leased or subleased to others or otherwise disposed of any of the Assumed Contracts or any other material portion of the property or assets related to the Assumed Contracts; canceled or compromised any debts or claims related to the Assets or with respect to any Assumed Contract; waived, compromised or released any rights relating to any of the Assumed Contracts or any other property or assets related to the Services provided pursuant to the Assumed Contracts which are in the aggregate, of material value;

(b)  Offered special marketing programs or special inducements to existing or prospective subscribers, including but not limited to free services, premiums or gifts, or price discounts, concessions, rebates or reductions outside of the ordinary course of business; or

(c)  Entered into a Contract or similar agreement or commitment to do any of the foregoing.

3.8  No Third Party Options. Except for this Agreement and the transactions contemplated hereby, there are no existing agreements, options, commitments or rights with, of or to any person to acquire any of the Assets.

3.9  Availability of Documents. Seller has made available to Buyer copies of all Assumed Contracts and other documents, agreements, commitments, insurance policies, leases, permits, licenses, Contracts, patents, trademarks, trade names, service marks, copyrights and applications therefor listed in the Schedules hereto. Such copies are true, complete, and correct and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder.

3.10  No Deposits. Seller has not collected any refundable deposits from any Subscriber and owe no funds to any Subscriber related to any deposit, in each with respect to the Assumed Contracts.

3.11  No Sprinkler Connection. None of the Assumed Contracts relates to any alarm system which includes or controls any sprinkler systems or that requires periodic inspection under applicable Law or that requires a certificate, whether or not renewable periodically, to operate, maintain or monitor such alarm system.

3.12  Billing Service. Except as set forth on Schedule 3.12, Seller does not use a billing service operated by any other Person to send out Seller’s invoices with respect to the Assumed Contracts.

3.13  Finders’ Fees. Other than Imperial Capital, Seller has not retained any brokers, dealers, finders or intermediaries or agreed to pay any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement.

3.14  Equipment. All of the Equipment required to be installed or used and related to the Services under each Assumed Contract has been installed and serviced in accordance with good and workmanlike practices prevailing in the industry at the time of installation and currently. Such Equipment conforms in all material respects to the Assumed Contracts pursuant to which it was installed and all such Equipment complies in all material respects with applicable Laws, codes and regulations. Schedule 3.14 sets forth a true, correct and complete description of the Telecommunication Paths used to transmit signals from the residence or business location covered by each Assumed Contract, including, if transmitted over cellular, the carrier and network used.

3.15  Assumed Contracts.

(a)  Each Assumed Contract is valid and in full force and effect and is a binding obligation of Seller and, to Seller’s Knowledge, the applicable Subscriber, and is enforceable in accordance with its terms. Schedule 1.1(a) includes a true, correct and complete list of the dates and parties with respect to each Assumed Contract, the term of each Assumed Contract, the RMR with respect to each Assumed Contract, the credit score associated with each Assumed Contract to the extent that such Assumed Contract has a credit score, and the billing frequency associated with each Assumed Contract. With respect to Assumed Contracts that have a credit score, each such credit score is true and accurate as of the date such credit score was created.

(b)  Except as set forth on Schedule 3.15(b), (i) other than with respect to increased Services to Subscribers underlying Assumed Contracts, Seller has not given a written notification of increase in monitoring charges to any Subscriber under any Assumed Contract within twelve (12) months prior to the Closing Date, (ii) Seller is not in default under any Assumed Contract, no event has occurred which with or without notice, lapse of time or both would constitute a default by Seller under the provisions of any Assumed Contract and Seller has not received any written notice of any such default (other than notices of matters that have been resolved), and (iii) each Assumed Contract, and all rights, title and interests of Seller thereunder, are fully assignable to Buyer without the consent of any Subscriber thereunder or any other party.

(c)  Seller has not provided to any third party any information with respect to any Subscriber (other than (i) as was required to be provided to enable such third party to provide monitoring services to such Subscriber on behalf of Seller or (ii) pursuant to a confidentiality agreement).

(d)  Schedule 3.15(d) contains a true, correct and complete list of all telephone lines relating to the Assumed Contracts. Seller has made available to Buyer true, correct and complete written or electronic copies of each Assumed Contract. All warranties relating to the Equipment installed under or pursuant to an Assumed Contract, all warranties related to the Services provided pursuant to an Assumed Contract and all agreements between Seller and any Subscriber are entirely subsumed in the applicable Assumed Contract, and there are no other agreements between Seller and any Subscriber related to the Services.

(e)  To Seller’s Knowledge, there are no other alarm monitoring contracts presently in force with any Subscriber for monitoring an alarm system at any location at which Services are provided other than the Assumed Contract for the applicable Subscriber listed on Schedule 1.1(a).

(f)  Schedule 3.15(f) sets forth Seller’s policies regarding revisions to Subscriber rates. Seller has no oral Contracts, agreements or arrangements with any Subscriber to increase the RMR underlying an Assumed Contract by an oral contract, agreement or arrangement other than as set forth on Schedule 3.15(f).

(g)  Each for the Assumed Contracts contains such terms and provisions as are required by and consistent in all material respects with the applicable Laws of the applicable jurisdiction in which Services are provided under such Assumed Contract.

3.16  Accounts Receivable. Schedule 3.16 sets forth a report of all Accounts Receivable of each Subscriber (including a detailed aging report including amount due by aging bucket and amount over ninety (90) days past due for each such Subscriber) as of two (2) Business Days prior to the Closing Date. All of the Accounts Receivable arose from bona fide transactions in the ordinary course of business consistent with Seller’s past practices. Seller acknowledges and agrees that it shall make no effort to collect on the Accounts Receivable following the Transition Services Period.

3.17  ADC Litigation. Seller is in material compliance with the Master Dealer Agreement and all addendums thereto by and between Seller and Alarm.com, Inc. (“ADC”). Entering into this Agreement, or any other agreement in conjunction herewith, and closing the transaction(s) contemplated herein is not and shall not be a violation of any existing agreements by and between Seller and ADC.

3.18  No Other Representations and Warranties. Except for the representations and warranties contained in this Article 3 (including the related portions of the Disclosure Schedules), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information, documents or material regarding the Seller’s business and the Assets furnished or made available to Buyer and its Representatives in any form (including any information, documents, or material made available to Buyer in Seller’s virtual data room maintained by Smartroom.com on behalf of Seller for purposes of this Agreement or any management presentations made in expectation of the transactions contemplated hereby), or as to the future revenue, or profitability related to the Assets or any representation or warranty arising from statute or otherwise in Law.

3.19  Intellectual Property. The following representations and warranties shall apply to Intellectual Property matters.

(a)  Schedule 3.19(a) contains a correct, current, and complete list of all Intellectual Property Registrations in the United States and any and all other countries, specifying as to each, as applicable: the title, mark, or design; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status.

(b)  Except for Excepted Intellectual Property Agreements, Schedule 3.19(b) contains a correct, current, and complete list of all current Intellectual Property Agreements (specifying for each the date, title, and parties thereto): (i) under which Seller is a licensor or otherwise grants to any Person any (y) exclusive right or interest relating to any Intellectual Property Asset, or (z) any right or interest related to any Intellectual Property Registration; (ii) under which Seller is a licensee or is otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) which otherwise relate to the Seller's use of any Intellectual Property in the conduct of the Business as currently conducted. To Seller’s Knowledge, (i) each such Intellectual Property Agreement is valid and binding on Seller in accordance with its terms and is in full force and effect, (ii) neither Seller nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any such Intellectual Property Agreement, and (iii) the performance of Seller’s obligations under this Agreement and the consummation of the transactions contemplated hereby will not cause the loss, forfeiture or termination of, nor give rise to a right of forfeiture or termination of, any Intellectual Property Agreements.

(c)  Schedule 3.19(c) contains a correct, current, and complete list of all registered Digital Assets owned and used by Seller in the conduct of Seller’s business. Seller employs commercially reasonable efforts to maintain compliance with all terms of use, terms of service, and other Contracts and all associated policies and applicable guidelines relating to its use of any social media platforms, websites, or other Digital Assets in the conduct of the Business.

(d)  To Seller’s Knowledge, Seller owns or has the valid right or license to all Intellectual Property Assets and Intellectual Property Registrations. Neither the Intellectual Property Registrations nor the Intellectual Property Assets are subject to any Encumbrance or restrictions or limitations regarding ownership, use, license or disclosure by Seller. To Seller’s Knowledge, each item of Intellectual Property Assets and Intellectual Property Registrations is valid and subsisting (or in the case of applications, applied for), in full force and effect (except with respect to applied for Intellectual Property and material unregistered Intellectual Property), and has not expired or been cancelled or abandoned other than in the ordinary course of business. To Seller’s Knowledge, all necessary documents and certificates in connection with the prosecution and maintenance of Intellectual Property Registrations (except with respect to material unregistered Intellectual Property) have been filed with, and all registration, maintenance and renewal fees due prior to or within ninety (90) days of the date of this Agreement in connection with the Intellectual Property Registrations have been paid to, the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting, prosecuting and maintaining the Intellectual Property Registrations. To Seller’s Knowledge, the performance of Seller’s obligations under this Agreement and the consummation of the transactions contemplated hereby will not cause the loss, forfeiture or termination of, nor give rise to a right of forfeiture or termination of, any Intellectual Property Registrations.

(e)  Seller uses commercially reasonable efforts to cause each of its employees to execute the Seller’s employee handbook.

(f)  Except as set forth on Schedule 3.5, during the previous three (3) years: (i) there is no Action pending or, to Seller’s Knowledge, threatened in writing, against Seller relating to any of Seller’s rights in any Intellectual Property Assets and (ii) Seller has not received any written notice of any claim and, to Seller’s Knowledge, no claim has been threatened that challenges the validity, enforceability, use or ownership of any Intellectual Property Assets or alleges that the operation of the business by Seller infringes or otherwise violates any third party’s right in or to such third party’s own Intellectual Property. To Seller’s

Knowledge, no Person is infringing, misappropriating or otherwise violating any of the Intellectual Property Registrations. Neither Seller nor any Affiliate is party to any written settlement, covenant not to sue, consent, decree, stipulation, judgment, or order resulting from any Action which (A) permits third parties to use any of the Intellectual Property owned by Seller, (B) specifically limits Seller’s ability to use any Intellectual Property, or (C) requires any future payment by Seller to any Person. To Seller’s Knowledge, the Intellectual Property Assets and Intellectual Property Registrations does not infringe upon, dilute, or misappropriate any Intellectual Property or other proprietary right owned by any Person, otherwise violate any right of any Persons (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction.

(g)  Seller has taken commercially reasonable steps to maintain the secrecy and confidentiality of all of its Trade Secrets included in the Intellectual Property Assets.

(h)  Except as set forth on Schedule 3.19(h), Seller has taken commercially reasonable steps to protect the security of its software, databases, systems, networks, and Digital Assets (“IT Infrastructure”) and information stored or contained therein or transmitted thereby from unauthorized or improper access and, to Seller’s Knowledge, there has been no unauthorized or improper access to the foregoing. To Seller’s Knowledge, the IT Infrastructure employed by Seller has been in good working order and condition and sufficient in all material respects for the purposes for which they have been used in Seller’s Business.

3.20  Equipment Inventory. Schedule 3.20 contains a correct, current, and complete list of all Equipment Inventory setting forth the vendor part number, equipment part number, description thereof, cost and quantity. All of the Equipment Inventory has been acquired in the ordinary course of business, as of the Closing Date, is reasonably fit for the purpose for which it was procured and such Equipment Inventory (i) is not obsolete, damaged or defective, and (ii) is saleable in the ordinary course of business.

3.21  Pro Rata Prepayments. Schedule 3.21 contains a correct current and complete list of all Pro Rata Prepayments listed on a by-Assumed Contract basis.

ARTICLE 4
BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller as follows as of the Closing Date:

4.1  Organization and Qualification. Buyer is a corporation and is duly organized, validly existing and in good standing under the Laws of its state of incorporation and has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transaction contemplated hereby and thereby. Buyer is duly qualified or licensed to do business and is in good standing under the Laws of each jurisdiction where it conducts business, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

4.2  Authority and Validity. Buyer has full corporate power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement and any other Transaction Documents to which Buyer is a party, the performance of the Buyer of its obligations hereunder or thereunder, and the consummation by Buyer of the transaction contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has, and at the Closing the Transaction Documents to be executed to Closing will be, validly executed and delivered by Buyer. This Agreement and each Transaction Document constitutes, or when executed and delivered, will constitute, a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms, except as may be limited by the availability of equitable remedies or by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditor’s rights generally.

4.3  Litigation. There is no Action or investigation pending, or to Buyer’s Knowledge, threatened, against or affecting Buyer that would prevent, hinder or otherwise delay the transactions contemplated by this Agreement.

4.4  Consents. The execution, delivery and performance of this Agreement by Buyer will not: (i) require the action, authorization, consent or approval of, or declaration to or filing with any Person or Governmental Authority; (ii) violate or breach any provision of the Organizational Documents of Buyer; (iii) violate any material Law or order by any Governmental Authority applicable to Buyer; (iv) conflict in any material respect with, constitute grounds for the termination, cancellation, modification or acceleration of any right or obligation, result in a breach of or loss of any benefit under, constitute a default under, any Contract, agreement, instrument, license or permit to which Buyer is bound, in all such cases, such that Buyer could not perform its obligations hereunder; or (v) require any consent, permit, order by any Governmental Authority, filing or notice from, with or to any Governmental Authority by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

4.5  Solvency; Sufficiency of Funds. Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all Liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer or Seller. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

4.6  Broker. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

4.7  Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Assets and the business related thereto, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article 3 of this Agreement (including related portions of the Disclosure Schedules); and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Seller’s business, the Assets or this Agreement, except as expressly set forth in Article 3 of this Agreement (including the related portions of the Disclosure Schedules).

4.8  No Other Representations and Warranties. Except for the representations and warranties contained in this Article 4 neither Buyer nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer.

ARTICLE 5
COVENANTS

5.1  Sales and Transfer Taxes. Buyer and Seller shall each be responsible for fifty (50%) percent of any Sales and Transfer Taxes incurred in connection with the transfer of the Assets to Buyer contemplated by this Agreement. Any Tax Returns that must be filed in connection with such Sales and Transfer Taxes shall be prepared by the Party primarily or customarily responsible under applicable Law for filing such Tax Returns, and such Party will use reasonable best efforts to provide such Tax Returns to the other Parties at least ten (10) Business Days prior to the date such Tax Returns are due to be filed. Buyer and Seller shall cooperate with each other in timely preparing and filing all Tax Returns or other reports or forms as may be required in connection with the payment of all Sales and Transfer Taxes, including but not limited to delivering all instruments and certificates as are necessary to minimize such Sales and Transfer Taxes and enable the other to timely comply with the filing of any Tax Return that relates to Sales and Transfer Taxes.

5.2  Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Assets to Buyer.

5.3  Further Assurances. The Parties agree that following Closing, they shall execute and deliver any and all additional writings, instruments, and other documents contemplated hereby or referred to herein and shall take such further action as shall be reasonably required in order to effectuate the terms and conditions of this Agreement; including, but not limited to, Seller taking all actions necessary to transfer the registration and control of all Digital Assets to Buyer, including the transfer of all passwords and other means of access. The foregoing will be at the expense of such requesting Party, except to the extent such requesting Party is entitled to indemnification therefor under this Agreement or to the extent this Agreement otherwise allocates such expense to any other Party.

5.4  [Intentionally Left Blank.]

5.5  Discharge of Business Obligations After Transition Services Period. Following termination or expiration (in any manner) of the Transition Services Agreement, for payments related to any Assumed Contract with respect to the provision of Services provided pursuant to an Assumed Contract for any period following the Closing Date, (a) Seller shall not process any payments received electronically related to the Assets; and (b) if Seller receives or collects any funds, Seller shall remit such funds to Buyer within ten (10) Business Days after its receipt thereof. From and after the Closing Date, Seller shall not advance any funds on behalf of any Subscriber under, or make any payments with respect to, any Assumed Contract.

5.6  Non-Solicitation.

(a)  Seller agrees that for the period commencing at the Closing Date and terminating fifteen (15) years after the Closing Date, Seller will not, directly or indirectly through any of their respective Affiliates or Representatives, including any Person which hereafter becomes such an Affiliate or Representative or otherwise, intentionally solicit alarm monitoring business from or to, any Subscriber or any current or future resident of a dwelling or owner or tenant of a business location covered by an Assumed Contract, which results in such Subscriber terminating any Contract with or such Subscriber entering into an alarm monitoring agreement with Seller. Buyer acknowledges and agrees that the foregoing provisions shall not restrict the conduct of the business of any Affiliate of any Seller that is not controlled by any Seller, except to the extent that such non-controlled Affiliate uses information or assistance, in any capacity (including for its own benefit or for the benefit of its employees, officers, directors, partners, agents, consultants, shareholders, independent contractors, managers, members or similar Persons), received Buyer directly or indirectly from any Seller or any controlled Affiliate of a Seller.

(b)  Concurrently with the execution of this Agreement, Seller is, with Buyer, entering into a binding agreement with Seller’s officers listed on Schedule 5.6(b), in the form attached hereto as Exhibit C (the “Non-Solicitation Agreement”).

(c)  Seller hereby acknowledges that the breach of any provision of Section 5.6(a) shall cause Buyer permanent and irreparable damage and that upon such breach, Buyer shall be entitled to injunctive relief or other equitable relief, and such relief shall be cumulative and in addition to any other remedies that Buyer may have hereunder and/or at law or in equity. Further, in any suit in equity for an injunction or equitable relief, Seller hereby agrees not to assert the defense in such suit that an adequate remedy at law exists.

5.7  Monitoring. From and after the Closing Date, Buyer shall assume the monitoring responsibilities of Seller under the Assumed Contracts (collectively, the “Monitoring”). Seller also acknowledges and agrees that Buyer may assign its Monitoring responsibilities to one or more additional parties to perform the actual services.

5.8  Confidentiality. Seller will hold, and cause its respective Representatives to hold, in confidence, unless compelled to disclose by any applicable Law, all confidential documents and information concerning the Assets and Subscribers, except to the extent that such information is generally available to and known by the public through no fault of Seller or its respective Representatives.

5.9  Employees.

(a)  Seller hereby consents to the hiring by Buyer of employees of Seller and waives, with respect to the employment by Buyer of any such employees, any claims or rights the Seller may have against Buyer or any such employee under any non-competition or employment agreement but only to the extent those agreements would preclude such employment by Buyer or limit the ability of such employee to perform work or use confidential information of Seller in connection with the performing services in respect of the Assets. Nothing herein shall obligate Buyer to hire any employee of Seller.

(b)  Neither Buyer nor any of its Affiliates shall adopt, assume or otherwise become responsible for, either primarily or as a successor employer, any assets, liabilities or obligations of any of Seller’s employee benefit or pension plans, arrangements, commitments or policies currently provided by Seller in connection its employees.

ARTICLE 6
INDEMNIFICATION

6.1  Survival. Subject to the limitations and other provisions of this Agreement, Sections 3.3, 3.4, 3.5, 3.6, 3.15 and 3.19, shall survive twenty-four (24) months from the Closing Date; Sections 3.1 and 3.2, shall survive until the applicable statute of limitations; and all other representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is one (1) year from the Closing Date. All covenants or other agreements contained in this Agreement shall survive the Closing Date until performed in full in accordance with their respective terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall survive until such claim has been finally resolved.

6.2  Indemnification by Seller. Following Closing, Seller shall indemnify and hold Buyer and its Affiliates and their respective officers, directors, partners, employees and Representatives (the “Buyer Indemnified Persons”), harmless from and against any damages, Liabilities, losses, taxes, fines, penalties, costs, and expenses (including reasonable attorney fees, costs of investigation or settlement, other professionals’ and experts’ fees and court or arbitration costs) (collectively, “Losses”) of any kind or nature arising out of or based upon any of the following matters:

(a)  any inaccuracy in or breach of any of the representations or warranties contained in Section 3.3 and Section 3.5;

(b)  any breach or non-fulfillment of any covenant, agreement or obligations to be performed by the Seller pursuant to this Agreement; and

(c)  any Excluded Assets or Excluded Liabilities, including [*].

6.3  Indemnification by Buyer. Following the Closing, Buyer agrees to indemnify and hold Seller and its respective Affiliates and each of their respective officers, directors, partners, members, shareholders, employees and Representatives (the “Seller Indemnified Persons” and together with the Buyer Indemnified Persons, the “Indemnified Persons”) harmless from and against any Losses of any kind or nature arising out of or based upon any of the following matters:

(a)  any inaccuracy in or any breach of any of the representations or warranties contained in Article 4 or contained in any certificate delivered at the Closing by Buyer pursuant to this Agreement; and

(b)  any Assumed Liabilities; and

(c)  any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.

6.4  Procedure for Indemnification. The procedure for indemnification shall be as follows:

(a)  The Indemnified Person claiming indemnification (the “Claimant”) shall within thirty (30) days of discovery of the facts or circumstances giving rise to such claim give written notice to the Party from which indemnification is claimed (the “Indemnifying Party”) of any claim, whether between the Parties or brought by a third party, specifying in reasonable detail, to the extent known, (i) a description of the claim, (ii) the factual basis for the claim (including copies of all material written evidence thereof) and (iii) the anticipated amount of Losses related thereto (“Claim Notice”). If the claim relates to an Action filed by a third party against the Claimant, such Claim Notice shall be given by the Claimant to the Indemnifying Party within twenty (20) days after written notice of such Action was received by the Claimant. The failure by the Claimant to give such Claim Notice timely shall not affect the rights of the Claimant hereunder except to the extent that the Indemnifying Party demonstrates that the defense of such Action is materially prejudiced thereby. The Claimant shall make available to the Indemnifying Party all information and documents that the Indemnifying Party shall reasonably request and the Indemnifying Party and the Claimant shall cooperate fully in such defense subject to Section 6.4(c).

(b)  With respect to claims solely between the Parties, the Indemnifying Party shall have thirty (30) days following receipt of the Claim Notice (the “Resolution Period”) to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party or its Representatives the information relied upon by the Claimant to substantiate the claim and any other information reasonably requested by the Indemnifying Party. If the Claimant and the Indemnifying Party agree at or prior to the expiration of the Resolution Period (or any mutually agreed upon extension thereof) to the validity and amount of all or any portion of such claim, or the Indemnifying Party fails to give notice to the Claimant that it disputes such claim prior to the expiration of the Resolution Period (or any mutually agreed upon extension thereof), such claim shall be conclusively deemed a Loss subject to indemnification hereunder. Within five (5) Business Days of the expiration of the Resolution Period (or any mutually agreed upon extension thereof) the Indemnifying Party shall immediately pay to the Claimant the agreed amount of the claim (or if the Indemnifying Party fails to give notice to the Claimant within the Resolution Period that it disputes the claim, the full amount of such claim) by wire transfer of immediately available funds to an account or accounts designated by the Claimant. If the Claimant and the Indemnifying Party do not agree within the Resolution Period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate remedy at law or in equity.

(c)  With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party shall have the right at its own expense to participate in or assume control of the defense of such claim (with counsel of its choice reasonably satisfactory to the Claimant) if, within twenty (20) days after notice from the Claimant of any such claim, the Indemnifying Party provides to the Claimant written confirmation that the indemnification provisions of this Article 6 are applicable to such claim, that the Indemnifying Party will indemnify such Claimant in respect of such claim pursuant to the terms of this Article 6 (subject to the limitations set forth in this Article 6) and that the Indemnifying Party will assume the control of the defense thereof, whereupon the Claimant shall cooperate fully with the Indemnifying Party, including making available all information, documents and assistance that Indemnifying Party may reasonably request, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third party claim in accordance with the preceding sentence, the Claimant shall have the right to participate in the defense of such claim at its own expense, but the Indemnifying Party shall control such defense. If the Indemnifying Party shall elect not to undertake such defense in accordance with this Section 6.4(c), or, within a reasonable time after providing such notice to the Claimant, shall fail to defend such claim, the Claimant shall have the right to undertake the defense, compromise or settlement of such claim, by counsel or other Representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall pay to the Claimant, in addition to the other sums required to be paid hereunder, any reasonable costs and expenses incurred by the Claimant in connection with such defense, compromise or settlement as and when such costs and expenses are so incurred. Anything in this Section 6.4 to the contrary notwithstanding, with respect to any third party claim, (i) the Indemnifying Party shall not, without the Claimant’s written consent (which shall not be unreasonably withheld or delayed), settle or compromise any such claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the third party claimant or the plaintiff to the Claimant of a release from all Liability in respect of such Losses in form and substance reasonably satisfactory to the Claimant and (ii) should the Claimant have assumed the defense, the Claimant shall not, without the Indemnifying Party’s written consent (which shall not be unreasonably withheld or delayed), settle or compromise any such claim or consent to entry of any judgment with respect thereto; and (iii) the event that the Indemnifying Party undertakes defense of any such claim, the Indemnifying Party shall have an obligation to keep the Claimant informed of the status of the defense of such claim and furnish the Claimant with all documents, instruments and information that the Claimant shall reasonably request in connection therewith.

(d)  If a claim, whether between the Parties or by a third party, requires immediate action, the Parties will make every reasonable effort to reach a decision with respect thereto as expeditiously as possible.

(e)  Notwithstanding anything herein to the contrary, the Indemnifying Party will not be entitled to control the defense of a third party claim and will be obligated to indemnify the Claimant for one (1) separate counsel if:

(i)  a conflict on any significant issue, in the opinion of counsel of the Claimant, exists between the Claimant and the Indemnifying Party in respect of the third party claim; or

(ii)  the third party claim seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief.

(f)  Notwithstanding anything to the contrary contained herein, in the event of any claim where the Seller is the Indemnifying Party, then all notices to the Seller shall also be provided to the Senior Lender Representative and the Second Lien Lender Representative, and the Senior Lender Representative and the Second Lien Lender Representative shall have all the rights of the Seller under this Section 6.4 to assume the defense of any claim and consent to or enter into any settlement subject to and in accordance with the limitations contained in this Section 6.4. Notwithstanding anything to the contrary contained herein, in the event of any claim where Seller is the Indemnified Party, subject to Section 6.5(b), the Senior Lender Representative and the Second Lien Lender Representative shall have the right to assert a claim as if it were the Seller hereunder.

6.5  Limitations on Indemnification. No claim may be asserted by a Claimant under this Article 6 for any consequential, incidental, indirect, remote, speculative, exemplary, special or punitive damages of such Claimant, including loss of future revenue, income or profits, diminution of value or loss of business reputation or opportunity, or under any theory of loss based on a multiple of gain, earnings or related measure, except to the extent such damages are asserted or have been recovered by a third person and are the subject of a third party claim for which indemnification is available under Section 6.4(c).

(b)  No Indemnified Person shall be entitled to any indemnification hereunder to the extent that such indemnification would constitute a duplicative payment for the same Loss.

(c)  The amount of any Losses otherwise recoverable under this Article 6 shall be reduced by any amounts that an Indemnified Person is entitled to receive under insurance policies, the Parties hereby acknowledging and agreeing that prior to asserting any claim under this Article 6, the Indemnified Person must first seek reimbursement for any and all Losses from any applicable insurance coverage (and that any compensation provided under this Agreement is not to be deemed insurance for any purpose).

(d)  Indemnified Persons shall not assert or be entitled to recover from the Indemnifying Party for any claim for indemnity pursuant to Sections 6.2(a) and Section 6.3(a), in respect of Losses unless the total amount of all such claims against the Indemnified Persons in respect of such Losses exceeds $500,000.00 (the “Basket”), and in such event the Indemnifying Party shall be liable only for the entire amount of such Losses in excess of the Basket.

(e)  The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 6.2 or Section 6.3, as the case may be, shall not exceed amounts paid by Buyer to Seller as of the date of the claim. The limitations set forth in Section 6.5(d) and this Section 6.5(e) shall not apply in respect of any Losses relating to any intentional or fraudulent breach of representation or warranty, or [*].

6.6  Tax Treatment of Indemnification Payments. All indemnification payments made under this Article 6 shall be treated by the Parties as an adjustment to Purchase Price for Tax purposes, unless otherwise required by Law.

6.7  Exclusive Remedies. Except for claims based on fraud, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article 6. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article 6. Nothing in this Section 6.7 shall limit any Person’s right to seek and obtain any equitable relief to which such Person shall be entitled.

ARTICLE 7
MISCELLANEOUS

7.1  Expenses. Except as specifically provided herein, Seller and Buyer shall each bear its own fees, costs and expenses incurred in connection with the negotiation and preparation of this Agreement and in connection with all obligations required to be performed by it under this Agreement. The provisions of this Section shall also survive any expiration or termination of this Agreement. Notwithstanding the foregoing, Seller shall be responsible for all costs and expenses associated or related to transfer of the Assumed Contracts from the Subscribers’ existing monitoring and interactive service providers, including, but not limited to, COPS Monitoring and SecureNet Technologies.

7.2  Parties Obligated and Benefited. This Agreement shall bind and benefit the Parties and their respective assigns and successors in interest.

7.3  Assignment. This Agreement may not be assigned by any Party hereto without the prior written consent of the other Parties hereto, except that any Party may assign this Agreement to an Affiliate by providing notice of such assignment to the other Parties; provided, that, (i) any additional costs and expenses that arise due to any assignment by a Party to an Affiliate shall be the sole responsibility of such Party; and (ii) such Party shall remain liable for its obligations under this Agreement. For the avoidance of doubt, Buyer may assign its rights or interests hereunder with respect to the purchase of a portion of the Assets to its Affiliates; provided, that, such assignment shall not relieve Buyer of any of its financial obligations hereunder. Notwithstanding anything herein to the contrary, without the consent of any other Party, Seller may assign this Agreement and its rights hereunder to any Affiliate thereof, any liquidating trust of the Seller (or any other special purpose vehicle or entity created for the purposes of liquidation of the Seller) or in connection with a merger or consolidation involving Seller or its Affiliates or in connection with a sale of any equity interests or assets of Seller or its Affiliates or other disposition of all or any portion of the Seller or make a collateral assignment or other assignment (in whole or in part) of this Agreement or its rights hereunder, to any lender to Seller or any Affiliate thereof, which collateral assignment is subsequently assignable by such lender to another lender.

7.4  Press Releases. The Parties shall, to the extent reasonably practicable, consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release, filings or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such filing or public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange, it being understood that the final form and content of any such release, filing or announcement shall be at the final discretion of the disclosing Party. Notwithstanding anything to the contrary in this Agreement, except as required by Law, no Party shall make any announcement or other public disclosure of the transactions contemplated by this Agreement prior to the Closing Date without the prior written consent of the other Party.

7.5  Notices. All notices, consents, approvals, demands, requests and other communications required or desired to be given under this Agreement must be given in writing, and shall be given as follows:

To Buyer at:	Monitronics International, Inc. 1990 Wittington Place Dallas, TX 75234 Attention: Fred Graffam, Chief Financial Officer E-Mail: fgraffam@brinkshome.com
To Seller at:	Protect America, Inc. 3800 Quick Hill Road Building 1-100 Austin, TX 78728 Attention: Chief Executive Officer E-Mail: longhorn.notices@protectamerica.com
To Senior Lender Representative at:	Bank of America, N.A. 135 LaSalle St. Chicago, IL 60603 Attention: Renee’ Marion, Assistant Vice President, Agency Management E-Mail: renee.marion@baml.com
To Second Lien Lender Representative at:	Stellus Capital Investment Corporation 4400 Post Oak Parkway, Suite 2200 Houston, TX 77027 Attention: Debbie Blank E-Mail: dblank@stelluscapital.com or to such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Parties hereto. All notices and other communications given to a Party in accordance with the provisions of this Agreement shall be deemed to have been given (i) three (3) Business Days after the same are sent by certified or registered mail, postage prepaid, return receipt requested, (ii) when delivered by hand, if received prior to 5:00 P.M. Eastern Standard Time on a Business Day, otherwise on the next Business Day, (iii) if transmitted by facsimile or electronic mail on the Business Day such transmission is made (provided that the same is sent by a reliable overnight courier service for delivery on the immediately succeeding Business Day, with acknowledgement of receipt requested), or (iv) one Business Day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt requested.

7.6  Waiver. This Agreement or any of its provisions may not be waived except in writing. The failure of any Party to enforce any right arising under this Agreement on one or more occasions will not operate as a waiver of that or any other right on that or any other occasion.

7.7  Rights Cumulative. All rights and remedies of each of the Parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable Law.

7.8  Counterparts. This Agreement may be executed and delivered by facsimile or other electronic means and in counterparts, each of which will be deemed an original and all of which together shall be deemed one document.

7.9  Entire Agreement. This Agreement contain the entire agreement of the Parties and supersedes all prior oral or written agreements and understandings with respect to the subject matter hereof. This Agreement supersedes all prior negotiations among the Parties with respect to the transactions contemplated hereby, and all letters of intent and other writings relating to such negotiations, and cannot be amended, supplemented or modified except by an agreement in writing signed among the Parties which makes specific reference to this Agreement or an agreement delivered pursuant hereto, as the case may be, and which is signed by the Party against which enforcement of any such amendment, supplement or modification is sought. Any amendment, modification or waiver to the terms of this Agreement that is adverse to the Senior Lender Representative or Second Lien Lender Representative shall also require the execution of such amendment, modification or waiver by the Senior Lender Representative and the Second Lien Lender Representative, as applicable.

7.10  Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Party or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.

7.11  Governing Law; Forum. This Agreement and all obligations created hereunder or required to be created hereby shall be governed by and construed and enforced in accordance with, whether framed in contract, tort or otherwise, the Laws of the State of Texas, without regard to principles of conflicts of law. Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of Texas or Federal Courts of the United States of America, in each case, located in the State of Texas with respect to any disputes relating to this Agreement, whether framed in contract, tort or otherwise. Each Party hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 7.5 shall be effective service of process for any Action in any such court with respect to any matters to which it has submitted to jurisdiction in this Section 7.11. Each Party hereto irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement in such courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER FRAMED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF AND THEREOF.

7.12  No Third Party Beneficiaries. The Senior Lender Representative and the Second Lien Lender Representative are each is an express third-party beneficiary of this Agreement and shall each have the right to enforce the provisions of this Agreement, including any Monthly Payments. Except for the previous sentence this Agreement constitutes an agreement solely among the Parties hereto, and, except as otherwise provided in Article 7, is not intended to and will not confer any rights, remedies, obligations or Liabilities, legal or equitable, on any other person other than the Parties hereto and their respective successors or assigns, or otherwise constitute any Person a third party beneficiary under or by reason of this Agreement.

7.13  Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

7.14  Non-Recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, lender, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

7.15  Lender Representative. The Senior Lender Representative is acting solely in its capacity as the representative of the agents and lenders under the Senior Indebtedness and shall in no way be deemed to act on behalf of Seller or any Affiliate thereof or the Second Lien Lender Representative, whether in a fiduciary capacity or otherwise. The Second Lien Lender Representative is acting solely in its capacity as the representative of the agents and lenders under the Second Lien Indebtedness and shall in no way be deemed to act on behalf of Seller or any Affiliate thereof, whether in a fiduciary capacity or otherwise.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Asset Purchase Agreement as of the day and year first above written.

BUYER:

MONITRONICS INTERNATIONAL, INC.

By: \s\ William Niles
Name: William Niles
Title: Chief Executive Officer

SELLER:

PROTECT AMERICA, INC.

By: \s\ C. Scott Fleming
Name: C. Scott Fleming
Title: Chief Executive Officer

By: \s\ Jared Miller
Name: Jared Miller
Title: Chief Financial Officer

EXHIBIT A
DEFINITIONS

The following terms shall have the following meanings in the Agreement:

“Accelerated Earn-out Payment” shall be calculated as follows:
(a) In the case of a Change of Control, the product of (i) $25.00 multiplied by (ii) the number of Active Accounts at the time of the Acceleration Event as adjusted for the Assumed Attrition Rate.

(b) In the case of a sale of 5% or more of the Active Accounts, the product of (i) $25.00 multiplied by (ii) the number of Active Accounts being sold in such sale as adjusted for the Assumed Attrition Rate.

(a) and (b) are each separately a “Monthly Acceleration Payment” The Monthly Acceleration Payment shall be calculated for each month between the Acceleration Event and the end of the Earn Out Period at an annualized discount rate of 5.65%. The cumulative Monthly Acceleration Payments shall be paid in one-lump sum.

“Accounts Receivable” means accounts receivable of Seller derived from the Assumed Contracts prior to the Closing Date.

“Accounts Receivable Payment” means an amount equal to the aggregate dollar amount for all Accounts Receivable attributable to those Assumed Contracts which are sixty (60) days or less past due multiplied by 95%. For clarity and the avoidance of doubt, the calculation and resulting amount for the Accounts Receivable Payment shall be set forth on Schedule 1.5(a) to the Agreement.

“Action” means any litigation, claim, action, arbitration, suit, hearing, investigation or other proceeding (whether civil, criminal or administrative).

“Active Account” means an Assumed Contract or any renewal thereof which is being monitored by (or on behalf of) Buyer at the time of an invoice which includes RMR, and for which Buyer has received all or a portion of such RMR. Active Account specifically excludes (a) any Assumed Contract which has been terminated by the Subscriber, regardless of whether the Subscriber associated with such Contract becomes a customer of Buyer in some other manner or as a result of Buyer’s post-cancelation re-marketing efforts; provided that, if Subscriber subscribes with Buyer for similar Services provided under the prior Assumed Contract, such new Contract will be included as an Active Account; and (b) any Contract which has been written off by Buyer.

“Affiliate” of any Person means another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Assets” has the meaning set forth in Section 1.1.

“Assignment and Assumption Agreement” means that certain assignment and assumption agreement dated as of the date hereby by and between the Buyer and Seller, effecting the assignment to and assumption by Buyer of the Assets and the Assumed Liabilities.

“Assumed Attrition Rate” means projected attrition of the Assumed Contracts based on most recent previous six (6) month average.

“Assumed Contracts” has the meaning set forth in Section 1.1(a).

“Assumed Liabilities” has the meaning set forth in Section 1.3.

“Bill of Sale” means that certain bill of sale dated as of the date hereby by and between the Buyer and Seller, transferring tangible personal property included in the Assets to Buyer.

“Books and Records” means solely with respect to the Assumed Contracts, any and all documents, information and reports regarding Subscribers and Subscribers’ accounts customarily used in the provision of Services including: installation or monitoring agreements, Subscriber, customer, supplier and dealer lists, Subscriber account passwords and other Subscriber account information, Accounts Receivable history, billing history (if different than Accounts Receivable history), prior event and alarm history, documents relative to servicing Subscriber accounts and notices of cancellation.

“Business Day” means any day other than a Saturday, a Sunday, or any day on which banks in New York, New York are authorized or required to be closed.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnified Persons” has the meaning set forth in Section 6.2.

“Buyer’s Knowledge” or words of similar import means the actual knowledge of Fred Graffam and William Niles.

“Change of Control” either (i) the sale, lease, license, transfer, conveyance or other disposition, in one transaction or a series of related transactions, of a majority of the assets of the Buyer to a third-party or (ii) a transaction or a series of related transactions (including by way of merger, consolidation, recapitalization, reorganization or sale of securities by the holders of securities of Buyer) the result of which is that the holders of equity securities of Buyer (considered together) immediately prior to the Change of Control are (a) no longer, in the aggregate, the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 promulgated under the Securities Exchange Act of 1934, as amended), directly or indirectly through one or more intermediaries or controlled affiliates, of more than 50% of the voting power of the outstanding voting equity securities of the Buyer or (b) no longer entitled to appoint a majority of the directors of the Buyer, as applicable; provided, however, that in no event shall any direct or indirect change of control of EQT Credit Opportunities III Fund, LP (which is currently an indirect shareholder of Buyer) constitute or be deemed to constitute a Change of Control for any purposes under this Agreement.

“Claimant” has the meaning set forth in Section 6.4(a).

“Closing Date” has the meaning set forth in Section 2.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all legally binding written contracts, leases, mortgages, licenses, instruments, notes, commitments, undertakings, indentures and other agreements.

“Disclosure Schedules” means the disclosure schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars” or “$” means the lawful currency of the United States.

“Encumbrance” means any mortgage, lien, security interest, security agreement, conditional sale or other title retention agreement, limitation, condition, pledge, right of first refusal, option, assessment, restriction on transfer, any defect in title or other ownership interest or other encumbrance, including reservations, rights of way, possibilities of reverter, encroachments, easements, rights of entry, restrictive covenants, leases and licenses.

“Equipment” means all tangible assets used in the provision of Services under the Assumed Contracts, including the physical elements of each installed alarm system (including all hardware installed in or on any Subscriber’s residence or place of business).

“Equipment Inventory” means any and all alarm monitoring and installation products owned and/or ordered by Seller.

“Equipment Inventory Cash Price” shall equal $400,000.00.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Earn-out Period” means the period commencing on the Earn-out Start Date and continuing for each consecutive full calendar month through and including the fiftieth (50th) calendar month from the Earn-out Start Date; provided however, the Earn-out Period shall terminate when no Assumed Contract is an Active Account.

“Earn-out Start Date” means the first day of the first full calendar month following the Closing Date.

“Excepted Intellectual Property Agreements” means any Contract relating to Intellectual Property entered into by Seller related to (a) any license implied or expressly granted in connection with the sale, or purchase, of a product or service, (b) any generally commercially available, off-the-shelf software programs, or (c) Intellectual Property that is not material to the Business.

“Excluded Assets” has the meaning set forth in Section 1.2.

“Excluded Liabilities” has the meaning set forth in Section 1.4.

“Finally Determined” or “Final Determination” means, with respect to any claim under this Agreement, that (i) such claim and any amounts due and owing in respect thereof have been finally resolved by (i) written agreement by Buyer and Seller or (ii) a final order, decision or ruling of a court of competent jurisdiction.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

“Governmental Authority” means any United States federal, state, local (including county or municipal) or other governmental, regulatory or administrative, department, board, bureau, authority, agency, division, instrumentality or commission or any court of any of the same.

“Indemnifying Party” has the meaning set forth in Section 6.4(a).

“Intellectual Property” shall mean any and all rights in, arising out of, or associated with any of the following, whether registered or unregistered, in any jurisdiction throughout the world:

(i)  Trademarks, service marks, brands, logos, designs, slogans, tag lines, trade dress, trade names, and other similar indicia of source or original, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”);

(ii)  Copyrights and works of authorship, whether or not published and whether or not copyrightable, all moral rights and similar rights of attribution associated therewith, and all registrations, applications for registration and renewals of any of the foregoing (“Copyrights”);

(iii)  Trade secrets, proprietary know-how and confidential information, inventions (whether or not patentable or reduced to practice), methodologies, processes, formulae and other proprietary and confidential information and related rights (“Trade Secrets”); and

(iv)  Internet domain names and social media accounts or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, website and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights (“Digital Assets”).

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, whether written or oral, relating to Intellectual Property that is used or held for use in the conduct of Seller’s business as currently conducted to which Seller is a party, beneficiary, or otherwise bound.

“Intellectual Property Assets” shall mean all of Seller’s Intellectual Property that is owned by Seller or any of its Affiliates and used or held for use in the conduct of Seller’s business as currently conducted, together with all (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller with respect to Seller’s Intellectual Property; and (ii) claims and causes of action with respect to Seller’s Intellectual Property, including all claims for damages by reason of present, past and future infringement, misappropriation, violation misuse or breach of contract in respect of the foregoing, and present, past and future rights to sue and collect damages or seek injunctive relief for any such infringement, misappropriation, violation, misuse or breach.

“Intellectual Property Cash Price” shall equal $500,000.00.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject of any issuance, registration or application by or with any Governmental Authority or authorized private registrar in any jurisdiction throughout the world, including issued Patents, registered Trademarks, domain names, and registered Copyrights, and pending application and renewals for any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Law” means any law (including common law), statute, permit, ordinance, rule, regulation, code, order, judgment, injunction, decree or other requirement adopted, enacted, issued, promulgated, applied or entered by a Governmental Authority, as in effect as of the applicable time.

“Lender Representative” means, the Senior Lender Representative, until such time as the Senior Lender Representative has assigned the role of Lender Representative to the Second Lien Lender Representative.

“Liabilities” means any and all debts, liabilities, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown, and whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Losses” has the meaning set forth in Section 6.2.

“Material Adverse Effect” means any event, development, effect, circumstance or change that is materially adverse to the operation of the Services or the benefits made available under the Assumed Contracts taken as a whole, excluding any such event, development, effect, circumstance or change to the extent resulting from or arising out of: (i) any actual or proposed change, after the Closing Date, in any Law or in GAAP or any other accounting standards or interpretations thereof applicable to the Assumed Contracts and the Services; (ii) any change in international, national, regional, local or industry-wide economic or general business conditions (including financial and capital market conditions); (iii) any attack on, or by, outbreak or escalation of hostilities or acts of war, sabotage or terrorism or natural disasters (including (for the avoidance of doubt) any such conditions related to or resulting from any epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any governmental or other response or reaction to any of the foregoing) or any other national or international calamity; (iv) any failure by the Seller to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); (v) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Seller; or (vi) any event, Action or matter specifically identified in the Disclosure Schedules; provided, however, that notwithstanding the foregoing, clauses (i) - (v) shall not apply to the extent that the adverse effect resulting from or arising out of the matters described therein would be reasonably likely to prevent Seller from consummating the transactions contemplated in this Agreement or by any of the Transaction Documents.

“Monitoring” has the meaning set forth in Section 5.7.

“Monthly Payment” has the meaning set forth in Section 1.5(a).

“Organizational Documents” means, with respect to any Person (other than an individual), the articles or certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company operating agreement, shareholders agreement and all other organizational documents of such Person.

“Party” has the meaning set forth in the Preamble.

“Person” means any natural person, corporation, partnership, trust, unincorporated organization, association, limited liability company or other entity or body.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Pro Rata Prepayments” means all amounts received by Seller prior to Closing for each Assumed Contract with respect to the provision of Services for any period following the Closing Date. For the avoidance of doubt, the calculation and resulting amount of the Pro Rata Prepayments shall be set forth on Schedule 3.21 to the Agreement (the “Pro Rata Payment Amount”).

“Recurring Monthly Revenue” or “RMR” means the actual current recurring monthly revenue due under a Contract. For the avoidance of doubt, “Recurring Monthly Revenue” or “RMR” does not include amounts derived from or which are expected to be derived from (x) reimbursement for or prepayment of any false alarm assessment or (y) reimbursement for or prepayment of any amounts equal to Taxes, fees, monitoring charges or other charges imposed by any Governmental Authority, relative to the furnishing of alarm services.

“Representatives” means a Person’s officers, directors, employees, attorneys, accountants, agents or other advisors or representatives.

“Resolution Period” has the meaning set forth in Section 6.4(b).

“Sales and Transfer Taxes” means all federal, state, local sales, use, value added, transfer (including real property transfer or gains), documentary, stamp, recordation, filing, excise and other similar Taxes, charges, fees and expenses (including any penalties, interest or additions thereto) imposed upon any Party to this Agreement in connection with the transactions contemplated by this Agreement.

“Second Lien Lender Representative” means Stellus Capital Investment Corporation or any designee, in its capacity as agent for the Second Lien Indebtedness.

“Second Lien Indebtedness” means indebtedness arising under that certain Second Lien Credit Agreement dated August 30, 2017, by and among Second Lien Lender Representative, Company and the other parties thereto.

[*]

“Seller” has the meaning set forth in the Preamble.

“Seller’s Knowledge” or words of similar import means the actual knowledge of Jared Miller and Scott Fleming.

“Senior Lender Representative” means Bank of America, N.A., or any designee, in its capacity as administrative agent for the Senior Indebtedness.

“Senior Indebtedness” means indebtedness arising under that certain Amended and Restated Credit Agreement dated as of August 30, 2017, as amended by (i) that certain Incremental Facility Amendment dated as of December 29, 2017, (ii) that certain First Amendment to Amended and Restated Credit Agreement and Limited Waiver dated as of May 7, 2018, (iii) that certain Forbearance Agreement and Second Amendment to Amended and Restated Credit Agreement, and (iv) that certain Second Forbearance Agreement and Third Amendment to Amended and Restated Credit Agreement dated as of May 29, 2020.

“Services” has the meaning set forth in the Recitals.

“Setoff Amounts” has the meaning set forth in Section 6.6.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date. For purposes of determining Taxes for a Straddle Period under this Agreement, the amount of any Taxes based on or measured by income, withholding, sales, receipts, or payroll attributable to the Assets for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business' on the Closing Date and the amount of other Taxes attributable to the Assets for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

“Subscriber” means, any counterparty to an Assumed Contract other than Seller.

“Tax” or “Taxes” means any federal, state, local or non-U.S. income taxes, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority.

“Tax Returns” means all returns, reports, declarations, claims for refunds, or information return or statements required to be filed with respect to Taxes, including any schedules or attachments thereto, or amendments thereof.

“Telecommunication Paths” means all telephone numbers, IP addresses, phone circuits, or other communication paths used to transmits alarm signals of security systems.

“Transaction Documents” means the Assignment and Assumption Agreement, Bill of Sale, Transition Services Agreement, Trademark Assignment Agreement, Copyright Assignment Agreement, and Domain Name Assignment Agreement.

“Transition Services Agreement” means that certain transaction services agreement dated as of the date hereof by and between the Buyer and Seller.

“Transition Services Period” means the “Transition Services Period” as such term is defined in the Transition Services Agreement.

EXHIBIT B
PURCHASE PRICE ALLOCATION

The Purchase Price shall be allocated among the Assets of the Company with the following order of priority:

Class	Allocation Principle to Determine FMV
Class I (e.g. cash, demand deposits)	Actual amount of Class I assets
Class II (e.g. marketable stock , government securities)	Amount equal to the net book value of Class II assets on the closing date.
Class III (e.g. accounts receivables)	Amount equal to the net book value of Class III assets on the closing date.
Class IV (e.g. inventory)	Amount equal to the net book value of Class IV assets on the closing date.
Class V (any assets other than Class I, II, III, IV, VI or VII assets) (e.g., Property, Plant, and Equipment, Prepaid assets, etc.)	Amount equal to the net book value of Class V assets on the closing date.
Class VI (Code 197 intangibles, other than goodwill and going concern value) and Class VII (goodwill and going concern)	Any remaining amount not included in Class I, II, III, IV, and V.

Note: The purchase price allocation principles are in accordance with Treasury Regulation Sections 1.338-6 and 1.1060-1.

EXHIBIT C
FORM OF NONSOLICITATION AGREEMENT

(attached)

INDIVIDUAL NONSOLICITATION AGREEMENT

This Individual Nonsolicitation Agreement (the “Nonsolicitation Agreement”) is made and entered into effective the _____ day of June, 2020, by and between Seller, ___________________ (“Principal”) and Buyer. Capitalized terms used herein which are not otherwise defined herein shall have the same meaning as in that certain Asset Purchase Agreement (the “Agreement”) being executed contemporaneously herewith.

R E C I T A L S:

WHEREAS, Seller is the owner of the Assets, including specifically, the Assumed Contracts;

WHEREAS, Principal is an owner, part owner, officer, director, partner, shareholder and/or significant employee of Seller, and Buyer would not enter into the Agreement, unless Principal entered into this Nonsolicitation Agreement;

WHEREAS, Seller and Principal have agreed among themselves that a portion of the Purchase Price shall be divided among them or other consideration shall have been paid by Seller on behalf of Buyer to Principal in consideration for the agreements of Principal in this Nonsolicitation Agreement, and that Seller shall cause such consideration to be paid to Principal on behalf of Buyer as an inducement for Principal to enter into this Nonsolicitation Agreement with in favor of Buyer; and

WHEREAS, Principal acknowledges and agrees that Buyer would not have entered into the Agreement, unless Principal entered into this Nonsolicitation Agreement, and Principal agreed to enter into this Nonsolicitation Agreement because Principal will receive material benefits from the execution of the Agreement, and the performance by Buyer thereunder.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and representations set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereto agree as follows:

AGREEMENTS:

1.  Principal acknowledges that one of the fundamental expectations of Buyer in acquiring the Assets is that the Assumed Contracts will be renewed by the Subscribers after expiration of their current terms and Principal acknowledges that Assumed Contracts typically (but not always) are so renewed. Accordingly, in consideration of Buyer’s payments set forth in the Agreement, which Seller and Principal each hereby acknowledge and agree shall be allocated among themselves in a manner determined by them, and in consideration of other good and valuable consideration paid by Buyer or by Seller on behalf of Buyer, Principal agrees with Buyer that Principal shall not, at any time within five (5) years from the date hereof, directly or indirectly, in any capacity (including, without limitation, for himself/herself or on behalf of any other person or entity as an employee, officer, director, partner, agent, consultant, shareholder, member, owner or otherwise), contact, solicit or attempt to solicit monitoring or alarm installation or monitoring business from the Subscriber to whom such Assumed Contract related.

In furtherance of the foregoing, but without limiting same, Principal agrees not to sell or convey any customer lists or other information of Seller or otherwise related to the Assumed Contracts and the Subscribers to any other person. Following the termination of the Principal’s employment with the Seller, Principal shall have no access to the Books and Records for any reason other than to assist Seller or the Lender Representative with respect to matters related to the Agreement and Seller shall demand that

Principal return to destroy all copies of the Books and Records, or any portion thereof, furnished to Principal.

2.  Specific Performance; Injunction. The parties acknowledge and agree that the restrictions contained in Section 1 are reasonable in scope and duration and are necessary to protect Buyer. Any violation of Section 1 shall constitute a material breach of this Nonsolicitation Agreement, and will cause irreparable harm and loss to Buyer for which monetary damages may be an insufficient remedy. Therefore, in addition to any other remedy available, Buyer will be entitled to all available civil remedies, including, but not limited to:

a. Temporary and permanent injunctive relief, without the necessity of posting a bond, restraining Principal and any other person, partnership, firm, corporation, association or other legal entity acting in concert with Principal from violating, directly or indirectly, the restrictions of Section 1 in any capacity identified in Section 1, above, and restricting third parties from aiding and abetting any violations of Section 1; and

b. Compensatory damages, including actual loss from misappropriation and unjust enrichment, and any and all legal fees, including without limitation, all attorneys’ fees, court costs, and any other related fees and/or costs incurred by Buyer in enforcing this Nonsolicitation Agreement.

3.  Principal represents and warrants to Buyer that Principal has full legal power and authority to execute, deliver and perform this Nonsolicitation Agreement and that this Nonsolicitation Agreement has been duly executed by, and constitutes, the legal, valid and binding obligation of Principal, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency or similar laws of general application affecting enforcement of rights of creditors and by general equity principles, including, but not limited to, those restricting specific enforcement.

4.  Each of the parties hereto hereby agree that after the date hereof, such party will from time to time, upon the reasonable request of any other party hereto, take such further action as the other may reasonably request to carry out the transactions contemplated by this Nonsolicitation Agreement.

5.  This Nonsolicitation Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns, and heirs and personal representatives, as applicable. Buyer may assign this Nonsolicitation Agreement to any third party without consent of any Principal, Seller or any other party.

6.  It is the intention of the parties hereto that the covenants regarding the Nonsolicitation of Assumed Contracts and the Subscribers thereunder be enforceable. To the extent that any court of competent jurisdiction finds that such covenants are unenforceable by their duration or scope, the parties hereto agree that they shall be enforced insofar as they may be enforced within the limits of the law of that jurisdiction, but that this Nonsolicitation Agreement as a whole shall be unaffected elsewhere.

7.  This Nonsolicitation Agreement shall be governed by and construed in accordance with the laws of the State of Texas (without regard to the choice of law rules thereof). Principal and Buyer agree that Dallas, Texas, is both the place of making and the place of performance of this Nonsolicitation Agreement. Principal hereby irrevocably submits to the exclusive jurisdiction of any court of the State of Texas or Federal Courts of the United States of America located in Dallas County, Texas, over any suit, action or proceeding arising out of or relating to this Nonsolicitation Agreement. To the fullest extent that Principal may effectively do so under applicable law, Principal irrevocably waives and agrees not to assert by way of motion, as a defense or otherwise, any claim that Principal is not subject to the jurisdiction of any such court, any objection that Principal may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Acknowledged and agreed to effective the date and year first above written.

PRINCIPAL:	BUYER:
Monitronics International, Inc.
______________________________
(Signature)
______________________________
______________________________	By: Fred Graffam, Chief Financial Officer
(Mailing Address)
1990 Wittington Place
______________________________	Farmers Branch, TX 75234
(City, State, Zip)

SELLER:
Protect America, Inc.

______________________________
By: ______________________________
Its: ______________________________

_________________________________
(Mailing Address)

_________________________________
(City, State, Zip)